Exhibit 19.1

VROOM, INC.

INSIDER TRADING COMPLIANCE POLICY

(As of March 10, 2025)

I.
OVERVIEW

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Vroom, Inc. (the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security or the issuer of the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and significant criminal fines. Insider trading is also prohibited by this Insider Trading Compliance Policy (the “Policy”), and violation of this Policy may result in Company-imposed sanctions, including termination of employment for cause.

This Policy applies to all officers, directors and employees of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts (such entities, together with all officers, directors and employees of the Company, are referred to as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director and employee must review this Policy. Questions regarding the Policy should be directed to the Chief Legal Officer, who is responsible for the administration of this Policy.

II.
Statement of Policies Prohibiting Insider Trading

No officer, director or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security or its issuer, whether the issuer of such security is the Company or any other company. For example, if a director, officer or employee learns material non-public information about another company with which the Company does business, including a business partner or collaborator, that person may not trade in such other company’s securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company in the Company’s industry or the industry of a company that is the subject of a potential strategic transaction with the Company, while in possession of material nonpublic information that was obtained in the course of the Covered Person’s employment or service with the Company.

These prohibitions do not apply to the following “permitted transactions”:

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transactions directly with the Company;
●
gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance;
●
transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);
●
“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options);
●
transactions under a pre-cleared Rule 10b5-1 plan; or
●
transactions under a pre-cleared non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K).

In addition, no officer, director or employee shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III.
Explanation of Insider Trading

“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer.

“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Also, information that something is likely to happen in the future – or even just that it may happen – could be deemed material.

Examples of material information may include (but are not limited to) information about:

o
corporate earnings or earnings forecasts;
o
possible mergers, acquisitions, tender offers or dispositions;
o
major new products or product developments;

o
important business developments such as developments regarding strategic collaborations;
o
management or control changes;
o
significant financing developments including pending public sales or offerings of debt or equity securities;
o
defaults on borrowings;
o
bankruptcies;
o
cybersecurity or data security incidents; and
o
significant litigation or regulatory actions.

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public is a reasonable waiting period before such information is deemed to be public. If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please err on the side of caution and direct an inquiry to the Chief Legal Officer.

IV.
Statement of Procedures Preventing Insider Trading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.

A.
Pre-Clearance of All Trades by All Officers, Directors and Certain Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, gifts, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and such other employees as are designated as being subject to this pre-clearance policy in Attachment A, as may be amended from time to time by the Board of Directors, the Chief Legal Officer or Chief Financial Officer (each, a “Pre-Clearance Person”) must be pre-cleared by the Chief Legal Officer or the Chief Legal Officer’s designee. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules. For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to this pre-clearance policy may be updated from time to time by the Chief Legal Officer or Chief Financial Officer.

A request for pre-clearance must be made in writing (including, without limitation, by email) at least two business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, a gift, an option exercise, etc.), the proposed date of the transaction and the number of shares, options or other securities to be involved. In addition, unless otherwise determined by the Chief Legal Officer or the Chief Legal Officer’s designee, the Pre-Clearance Person must certify (in the form approved by the Chief Legal Officer or the Chief Legal Officer’s designee) that he, she or it is not aware of material, non-public information about the Company or its securities. The Chief Legal Officer shall have sole discretion to decide whether to pre-clear any contemplated transaction, provided that the Chief Financial Officer shall have sole discretion to decide whether to pre-clear transactions by the Chief Legal Officer or persons or entities subject to this policy as a result of their relationship with the Chief Legal Officer. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

Pre-clearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law. None of the Company, the Chief Legal Officer or the Chief Financial Officer, or the Company’s other employees, will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.

B. Pre-Clearance of Trades Made by Entities affiliated with Directors that, collectively, are Significant Shareholders (greater than 5%) of the Company

The following procedures apply with respect to transactions made by entities that are affiliated with a director, which entities individually or together with their affiliates, own greater than 5% of the Company (“Significant Shareholders” and each, a “Significant Shareholder”). A request for pre-clearance must be made in writing in advance of the proposed transaction. The Chief Legal Officer will make all reasonable efforts to respond to any request within 24 hours. In addition, unless otherwise determined by the Chief Legal Officer or the Chief Legal Officer’s designee, the Pre-Clearance Person must certify (in the form approved by the Chief Legal Officer or the Chief Legal Officer’s designee) that he, she or it is not aware of material, non-public information about the Company or its securities. The Chief Legal Officer shall have sole discretion to decide whether to pre-clear any contemplated transaction; provided that, the Chief Legal Officer shall not unreasonably deny a request made during an open trading window. Notwithstanding receipt of pre-clearance, if the Significant Shareholder becomes aware of material, non-public information about the Company or its securities or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed. Pre-clearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law. For the avoidance of doubt, Significant Shareholders shall no longer be subject to this Policy if they cease to be affiliated with a director of the Company.

C. Black-Out Periods

Additionally, no Covered Person shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 17.

Exceptions to the black-out period policy may be approved only by the Chief Legal Officer (or, in the case of an exception for the Chief Legal Officer or persons or entities subject to this policy as a result of their relationship with the Chief Legal Officer, the Chief Financial Officer or, in the case of exceptions for directors or persons or entities subject to this policy as a result of their relationship with a director, the Board of Directors).

From time to time, the Chief Legal Officer may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this Policy, and must not disclose that an additional blackout period is in effect.

If the Company is required to impose a “pension fund black-out period” under Regulation BTR, each director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such black-out period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

D. Post-Termination Transactions

This Policy shall continue to apply to transactions in the Company’s securities by a director following his or her termination of service on the Board of Directors until the opening of the next trading window following such termination of service, unless such termination occurs during an open-window period in which case the Policy shall no longer apply with immediate effect. In addition, if an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

V.
Additional Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:

A.
Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons (i.e., directors, certain officers and the Company’s 10% stockholders) from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

B.
Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options, whether traded on an exchange, on any other organized market or on an over-the-counter market, also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on any other organized market or on an over-the-counter market, are prohibited by this Policy.

C.
Hedging Transactions

Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, may cause an officer, director, or employee to no longer have the same objectives as the Company’s other stockholders. Therefore, all such transactions involving the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy.

D.
Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Except with respect to entities that are Significant Shareholders, (i) margin purchases of the Company’s securities are prohibited by this Policy; (ii) pledging the Company’s securities as collateral to secure loans is prohibited; and (iii) as such, this prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

E. Partnership Distributions

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

VI.
Rule 10b5-1 Trading Plans

The restrictions in this Policy, except for provisions set forth in the Additional Prohibited Transactions section above, do not apply to transactions under a trading plan (a “Trading Plan”) that satisfies either:

●
the conditions of Rule 10b5-1; or
●
the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and
●
the Chief Legal Officer has pre-approved.

The Chief Legal Officer may impose such other conditions on the implementation and operation of a Trading Plan as they deem necessary or advisable.

An individual may only modify a Trading Plan outside of a blackout period and, in any event, where the individual does not possess material nonpublic information. Modifications to and early terminations of a Trading Plan are subject to pre-approval by the Chief Legal Officer.

The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Chief Legal Officer, Chief Executive Officer, or the Board of Directors, in its or their discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Chief Legal Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

VII.
Execution and Return of Certification of Compliance

After reading this Policy, all officers, directors and employees should execute and return to the Chief Legal Officer a Certification of Compliance in substantially the same form as “Attachment B” attached hereto, which may be executed electronically.

ATTACHMENT A

Employees subject to Blackout Periods:

o
All employees are subject to Blackout Periods.

Employees considered to be Pre-Clearance Persons:

o
All employees with a Compensation Grade of Level 10 or higher
o
Employees with a Compensation Grade of Level 9 or lower as determined by the Chief Legal Officer and the Chief Financial Officer

ATTACHMENT B

CERTIFICATION OF COMPLIANCE

RETURN BY [ ] [insert return deadline]

TO: , Chief Legal Officer

FROM:

RE: INSIDER TRADING COMPLIANCE POLICY OF VROOM, INC.

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment with (or, if I am not an employee, affiliation with) Vroom, Inc., to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[ ], I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

SIGNATURE DATE

TITLE